Taft, Stettinius & Hollister LLP
                               1800 Firstar Tower
                               425 Walnut Street
                           Cincinnati, OH  45202-3957


                                 August 3, 1999



Firstar Stellar Funds
Firstar Mutual Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53201-3011

     Re:  Firstar Stellar Funds
          1933 Act File No. 33-26915
          1940 Act File No. 811-5762
          --------------------------

Gentlemen:

     At your request, we have examined the Post Effective Amendment No. 47 to the above-referenced Registration Statement (the "Registration Statement Amendment"), relating to the registration of shares, without par value, established and designated as Firstar Stellar Science and Technology Fund (classes B Shares and Y Shares) (the "Shares") of Firstar Stellar Funds, a Massachusetts trust (the "Trust"). We are familiar with the proceedings taken and to be taken by the Trust in connection with the authorization, issuance and sale of the Shares, and have examined such documents and reviewed such questions of law and fact as we have deemed necessary in order to express the following opinion.

     Based on the foregoing, and subject to the proceedings referred to above being duly taken and completed by you, it is our opinion that the Shares will, upon issuance and sale thereof in the manner described in the Registration Statement Amendment, be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement Amendment.


                                        Very truly yours,

                                        TAFT, STETTINIUS & HOLLISTER LLP

                                        /s/ Taft, Stettinius & Hollister LLP